     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 14, 2000.
                                                      REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------
                               ANSOFT CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                                          72-1001909
  -------------------------------                         ------------------
  (State or other jurisdiction of                          (I.R.S. Employer
         incorporation or                                 Identification No.)
           organization)
                         FOUR STATION SQUARE, SUITE 200
                         PITTSBURGH, PENNSYLVANIA 15219
                                 (412) 261-3200
        -----------------------------------------------------------------
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
        INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                NICHOLAS CSENDES
                             CHIEF EXECUTIVE OFFICER
                               ANSOFT CORPORATION
                         FOUR STATION SQUARE, SUITE 200
                         PITTSBURGH, PENNSYLVANIA 15219
                                 (412) 261-3200
            ---------------------------------------------------------
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

                             RONALD W. SCHULER, ESQ.
                   BUCHANAN INGERSOLL PROFESSIONAL CORPORATION
                 ONE OXFORD CENTRE, 301 GRANT STREET, 20TH FLOOR
                       PITTSBURGH, PENNSYLVANIA 15219-1410
                                  412-562-8800
                                FAX 412-562-1041

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

========================================================================================================
                                                PROPOSED MAXIMUM         PROPOSED            AMOUNT OF
TITLE OF EACH CLASS OF         AMOUNT TO BE      OFFERING PRICE       MAXIMUM AGGREGATE     REGISTRATION
SECURITIES TO BE REGISTERED    REGISTERED(1)      PER SHARE (2)       OFFERING PRICE (2)       FEE (2)
--------------------------------------------------------------------------------------------------------
Common Stock, par value           388,995            $8.625              $3,355,082           $885.74
$.01 per share
========================================================================================================

(1) Represent shares to be sold by the selling stockholders named in this registration statement. Also includes an indeterminate number of shares that the selling stockholders may acquire as a result of a stock split, stock dividend or similar transaction involving the common stock.

(2) Estimated solely for purposes of calculation of the registration fee. Calculated in accordance with Rule 457(c) under the Securities Act of 1933 on the basis of high and low sale prices of the Registrant's Common Stock on the Nasdaq National Market on June 12, 2000.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

     PROSPECTUS

                   SUBJECT TO COMPLETION, DATED JUNE 14, 2000

                                 388,995 Shares

                               ANSOFT CORPORATION

                                  Common Stock


         The stockholders of Ansoft Corporation as described under the caption "Selling Stockholders" on page 8 of this prospectus are offering up to 388,995 shares of our common stock. The selling stockholders acquired these shares in a privately negotiated transaction. The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of these shares.

         Our shares of common stock are quoted on the Nasdaq National Market under the symbol "ANST." The reported closing sale price for a single share for our common stock on June 12, 2000 was $8.625 per share.

         YOU SHOULD CAREFULLY REVIEW THE "RISK FACTORS" BEGINNING ON PAGE 2 FOR A DISCUSSION OF THINGS YOU SHOULD CONSIDER WHEN INVESTING IN OUR COMMON STOCK.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SEC IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  The date of this Prospectus is June 14, 2000

                                TABLE OF CONTENTS

                                                               Page
                                                               ----
ANSOFT...........................................................1


RISK FACTORS.....................................................2


SELLING STOCKHOLDERS.............................................8


PLAN OF DISTRIBUTION............................................10


WHERE YOU CAN FIND MORE INFORMATION.............................12


USE OF PROCEEDS.................................................13


LEGAL MATTERS...................................................13


EXPERTS.........................................................13

                                     ANSOFT

         Ansoft is a Delaware corporation with its principal office located at Four Station Square, Suite 200, Pittsburgh, Pennsylvania 15219, (412) 261-3200. We develop market and support electronic design automation ("EDA") software based on fundamental electromagnetic principles. Such software is used by engineers in the design of high performance electronic devices and systems, such as cellular phones, communications systems, computer circuit boards and motors. As the marketplace demands higher levels of system performance and miniaturization, the need to model accurately the electromagnetic interaction in communications, computer devices and electromechanical components and systems is becoming increasingly important, yet traditional EDA tools do not provide accurate modeling of electromagnetic interaction. By using our software, companies can more easily predict electromagnetic interaction in such systems and components, thus reducing time-to-market and simultaneously lowering design and manufacturing costs. Our products are used by design engineers in a wide range of industries, particularly the rapidly evolving wireless communications and RF (radio frequency) markets as well as the semiconductor, computer, automotive and consumer electronics industries.

         Our objective is to become a leading worldwide supplier of EDA software. Using our proprietary electromagnetic technology as a primary competitive advantage, we pursue our objective by leveraging our technology leadership; capitalizing on the growing need for electromagnetic analysis in increasingly compact and complex electronic and electromechanical components and systems operating at higher speeds; and expanding our broad range of product applications to address emerging customer design requirement.

         Our high-frequency (HF) software enables engineers to design wireless communication systems and components, RF integrated circuits (ICs), antenna and radar systems and microwave components. Our signal integrity (SI) software enables users to design computer interconnects, IC Packaging structures and electronic systems by accurately capturing the degradation in signal quality due to higher clock speeds and smaller physical dimensions. Our Maxwell Eminence software combines both HF and SI functionality. Our electromechanical software
(EM) enables designers of electromechanical components and systems to optimize the electrical performance of their designs while increasing manufacturing yields. Ansoft products are available for Unix-based workstations and personal computers running Microsoft Windows 95 and Windows NT.

         We continually seek to design and develop new technologies, products and interfaces based on our core electromagnetic expertise. This effort includes releasing improved versions of its products on a regular basis as well as developing new products. We assign an interdisciplinary team of personnel from research and development, software development, documentation, quality assurance, customer support and marketing to each product development project. We develop cooperative relationships with major customers with respect to beta-testing our new products or enhancements and implementing suggestions for new product features. We also maintain cooperative relationships with the major hardware vendors on which our products operate. We believe that our team approach and cooperative relationships allow us to design products that respond on a timely basis to emerging trends in computing, graphics and networking technologies.

                                  RISK FACTORS

         BEFORE YOU INVEST IN ANSOFT'S COMMON STOCK, YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS, INCLUDING THOSE DESCRIBED BELOW. YOU SHOULD CONSIDER CAREFULLY THESE RISK FACTORS TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS BEFORE YOU DECIDE TO PURCHASE SHARES OF ANSOFT'S COMMON STOCK.

         The statements contained or incorporated by reference in this prospectus that are not historical facts are "forward-looking statements" and can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "intends," "continue" or "anticipates" or by similar expressions or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Certain information set forth or incorporated by reference in this prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended April 30, 1999 and in our Forms 10-Q, is forward-looking. Such forward-looking information involves important risks and uncertainties that could significantly affect expected results in the future from those expressed in any forward-looking statements made by, or on behalf of, us. These risks and uncertainties include, but are not limited to, uncertainties relating to the competitive nature of the electronic design, automation software market, our ability to integrate newly acquired businesses, our ability to protect our proprietary information and our ability to attract and retain key personnel. Persons reading this prospectus are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, readers should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by such forward-looking statements.

         These statements are based on our beliefs as well as assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these statements involve certain risks, uncertainties and assumptions. Actual future results may differ significantly from the results discussed in the forward-looking statements. Some, but not all, of the factors that may cause such a difference include those discussed below.

                                ----------------

WE MAY BE UNABLE TO SUCCESSFULLY COMPETE IN
THE HIGHLY COMPETITIVE ELECTRONIC DESIGN
AUTOMATION ("EDA") SOFTWARE MARKET.

The electronic design automation software market in which Ansoft competes is intensely competitive and subject to rapid change. In general, competition comes from major EDA vendors, many of which have a longer operating history, significantly greater financial, technical and marketing resources, greater name recognition and a larger installed customer base than Ansoft. These companies also have established relationships with current and potential customers of Ansoft. Ansoft's software products currently compete with certain software offerings from Agilent Corporation. Ansoft also competes directly with certain major EDA vendors and privately-held companies which also provide competing products. Ansoft also competes, on a limited basis, with the internal development groups of its existing and potential customers, many of which design and develop customized design tools for their particular needs. In addition, the EDA industry has become increasingly concentrated in recent years as a result of acquisitions, and further concentration within the EDA industry could result in increased competition for Ansoft. Increased competition could result in price reductions, reduced margins or loss of market share, any of which could seriously harm Ansoft's business, operating results or financial condition. Ansoft may be unable to compete successfully against current and future competitors, and competitive pressures faced by Ansoft could seriously harm Ansoft's business, operating results and financial condition.


WE HAVE A HISTORY OF LOSSES AND OUR FUTURE
OPERATING RESULTS ARE UNCERTAIN.

Ansoft has incurred net losses in each fiscal year since its founding with the exception of fiscal 1998 and 1996. There can be no assurance that Ansoft's revenue and net income will grow or be sustained in future periods or that Ansoft will remain profitable in any future period. Future operating results will depend on many factors, including the degree and the rate of growth of the markets in which Ansoft competes and the accompanying demand for Ansoft's products, the level of product and price competition, the ability of Ansoft to develop and market new products and to control costs, the ability of Ansoft to expand its direct sales force and the ability of Ansoft to attract and retain key personnel.


OUR QUARTERLY OPERATING RESULTS
ARE DIFFICULT TO PREDICT.

We are unable to accurately forecast our future revenues primarily because of the emerging nature of the market in which we compete. Our revenues and operating results generally depend on the size, timing and structure of significant licenses. These factors have historically been, and are likely to continue to be, difficult to forecast. In addition, our current and future expense levels are based largely on our operating plans and estimates of future revenues and are, to an extent, fixed. We may be unable to adjust spending sufficiently quickly to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues in relation to our planned expenditures would seriously harm our business, financial condition and results of operations. Such shortfalls in our revenue or operating results from levels expected by public market analysts and investors could seriously harm the trading price of our common stock. Additionally, we may not learn of such revenue shortfalls, earnings shortfalls or other failure to meet market expectations until late in a fiscal quarter, which could result in an even more immediate and serious harm to the trading price of our common stock. Our quarterly operating results have varied, and it is anticipated that our quarterly operating results will vary, substantially from period to period depending on various factors, many of which are outside our control. Due to the foregoing factors, we cannot predict with any significant degree of certainty our quarterly revenue and operating results. Further, we believe that period-to-period comparisons of our operating results are not necessarily a meaningful indication of future performance.


OUR STOCK PRICE IS EXTREMELY VOLATILE.

The trading price of our common stock has fluctuated significantly in the past, and the trading price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in price in response to such factors as:

-        Actual or anticipated fluctuations in our operating results;

- Announcements of technological innovations and new products by us or our competitors;

- New contractual relationships with strategic partners by us or our competitors;

-        Proposed acquisitions by us or our competitors; and

- Financial results that fail to meet public market analyst expectations of performance.

In addition, the stock market in general, The Nasdaq National Market and the market for technology companies in particular has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. These broad market and industry factors may seriously harm the market price of our common stock in future periods.


BUSINESSES WE ACQUIRE MAY NOT
PERFORM AS PROJECTED.

We have acquired or merged with a number of companies in recent years, including the acquisitions of: Pacific Numerix Corporation, Compact Software, Inc., the Electronic Business Unit of MacNeal Schwendler Company and Boulder Microwave Technologies, and as part of our efforts to increase revenue and expand our product and services offerings we may acquire additional companies. In addition to direct costs, acquisitions pose a number of risks, including potential dilution of earnings per share, delays and other problems of integrating the acquired products and employees into our business, the failure to realize expected synergies or cost savings, the failure of acquired products to achieve projected sales, the drain on management time for acquisition-related activities, possible adverse effects on customer buying patterns due to uncertainties resulting from an acquisition, and assumption of unknown liabilities. The foregoing factors could seriously harm our business, financial condition and results of operations.


RISKS ASSOCIATED WITH OUR INVESTMENTS.

Ansoft invested a portion of the proceeds of its public offerings in certain long-, medium- and short-term investment grade, interest-bearing securities. The value of Ansoft's investment in such instruments is subject to the normal risks of interest-bearing investments. Over time, the level of interest rates available in the market changes. As prevailing rates fall, the prices of bonds and other securities that trade on a yield basis tend to rise. Conversely, when prevailing interest rates rise, bond prices generally will fall. Generally, the longer the maturity of a fixed-income security, the higher its yield and the greater its price volatility. As a consequence, the value of the bonds and other instruments held by Ansoft could fluctuate substantially over time, depending upon long-term and short-term trends and interest rates.


WE MAY LOSE COMPETITIVE ADVANTAGES
IF OUR PROPRIETARY RIGHTS ARE
INADEQUATELY PROTECTED.

Ansoft's success depends, in part, upon its proprietary technology. We rely on a combination of patents, trade secrets, copyrights, trademarks and contractual commitments to protect our proprietary rights in our software products. We generally enter into confidentiality or license agreements with our employees, distributors and customers, and limit access to and distribution of our software, documentation and other proprietary information. Despite these precautions, a third party may still copy or otherwise obtain and use our products or technology without authorization, or develop similar technology independently. In addition, effective patent, copyright and trade secret protection may be unavailable or limited in certain foreign countries. It is possible that we may fail to adequately protect our proprietary rights. This would seriously harm Ansoft's business, operating results and financial condition.


WE MAY BE UNABLE TO ATTRACT AND RETAIN
THE KEY MANAGEMENT AND TECHNICAL
PERSONNEL THAT WE NEED TO SUCCEED.

Ansoft's future operating results depend in large part upon the continued services of its key technical and management personnel, including Dr. Zoltan J. Cendes, a founder, Chairman of the Board of Directors and Chief Technology Officer of Ansoft. Ansoft does not have employment contracts with Dr. Cendes or any other executive officer. Ansoft maintains key-man life insurance with respect to Dr. Cendes in the amount of $5,000,000. Ansoft's future success will also depend in large part on its ability to continue to attract and retain highly skilled technical, marketing and management personnel. The competition for such personnel, as well as for qualified EDA engineers, is intense. If Ansoft is unable to attract, hire and retain qualified personnel in the future, the development of new products and the management of Ansoft's increasingly complex business would be impaired. This could seriously harm Ansoft's business, operating results and financial condition.


WE DEPEND ON INTERNATIONAL SALES
FOR A SIGNIFICANT PERCENTAGE
OF OUR REVENUE.

International revenue, principally from Asian customers, accounted for approximately 48% and 52% of our total revenue in the years ended April 30, 2000 and 1999, respectively. We expect that international license and service revenue will continue to account for a significant portion of our total revenue for the foreseeable future. Our international business activities are subject to a variety of potential risks, including:

-        The impact of recessionary environments in foreign economies;

- Longer receivables collection periods and greater difficulty in accounts receivable collection;

-        Difficulties in staffing and managing foreign operations;

-        Political and economic instability;

-        Unexpected changes in regulatory requirements;

-        Reduced protection of intellectual property rights in some countries;
         and

-        Tariffs and other trade barriers.

Currency exchange fluctuations in countries in which we license our products could also seriously harm our business, financial condition and results of operations by resulting in pricing that is not competitive with products priced in local currencies. Furthermore, we may not be able to continue to generally price our products and services internationally in U.S. dollars because of changing sovereign restrictions on importation and exportation of foreign currencies as well as other practical considerations. In addition, the laws of certain countries do not protect our products and intellectual property rights to the same extent, as do the laws of the United States. Moreover, it is possible that we may fail to sustain or increase revenue derived from international licensing and service or that the foregoing factors will seriously harm our future international license and service revenue, and, consequently, seriously harm our business, financial condition and results of operations.


WE NEED TO SUCCESSFULLY MANAGE
OUR EXPANDING OPERATIONS.

Ansoft has experienced rapid growth in recent years which has placed and could continue to place a significant strain on the its managerial and other resources. Revenues have grown from $6.2 million in fiscal 1995 to $ 33.5 million in fiscal year 2000, and the number of employees has grown from 69 in April 1996 to 230 as of May 31, 2000. Ansoft's ability to manage growth effectively will require it to continue to improve its operational and financial systems, hire and train new employees and add additional space, both domestically and internationally. Ansoft may not be successful in addressing such risks, and the failure to do so would seriously harm Ansoft's business, financial condition and results of operations.


WE DEPEND ON THE GROWTH OF THE COMMUNICATIONS,
SEMICONDUCTOR AND ELECTRONICS INDUSTRIES.

Ansoft is dependent upon the communications and semiconductor industry and, more generally, the electronics industry. These industries are characterized by rapid technological change, short product life cycles, fluctuations in manufacturing capacity and pricing and gross margin pressures. Segments of these industries have from time to time experienced significant economic downturns characterized by decreased product demand, production over-capacity, price erosion, work slowdowns and layoffs. While these industries have experienced an extended period of significant economic growth over the past few years, such economic growth may not continue, and if it does not, any downturn could be especially severe on Ansoft. During such downturns, the number of new integrated circuit design projects often decreases. Because acquisitions of new licenses from Ansoft are largely dependent upon the commencement of new design projects, any slowdown in these industries could seriously harm Ansoft's business, financial condition and results of operations.


ERRORS IN OUR SOFTWARE PRODUCTS COULD RESULT
IN LOSS OF MARKET SHARE OR FAILURE TO
ACHIEVE MARKET ACCEPTANCE.

Software products as complex as those offered by Ansoft may contain defects or failures when introduced or when new versions are released. Ansoft has in the past discovered software defects in certain of its products and may experience delays or lost revenue to correct such defects in the future. Despite testing by Ansoft, errors may still be found in new products or releases after commencement of commercial shipments, resulting in loss of market share or failure to achieve market acceptance. Any such occurrence could seriously harm Ansoft's business, financial condition and results of operations.


WE ARE CONTROLLED BY OUR PRINCIPAL STOCKHOLDERS
AND MANAGEMENT WHICH MAY LIMIT YOUR ABILITY TO
INFLUENCE STOCKHOLDER MATTERS.

Our executive officers, directors and principal stockholders own approximately 50.7% of the outstanding shares of Ansoft common stock. As a result, they have the ability to effectively control us and direct our affairs, including the election of directors and approval of significant corporate transactions. This concentration of ownership also may have the effect of delaying, deferring or preventing a change in control of our company and may make some transactions more difficult or impossible without the support of these stockholders. The interests of these stockholders may conflict with those of other stockholders.

ANTI-TAKEOVER PROVISIONS IN ANSOFT'S
CERTIFICATE OF INCORPORATION, BYLAWS,
AND UNDER DELAWARE LAW COULD PREVENT
AN ACQUISITION OF ANSOFT.

We have adopted a number of provisions that could have anti-takeover effects. The Board of Directors has the authority to issue up to 1,000,000 shares of Preferred Stock without any further vote or action by Ansoft's stockholders. This and other provisions of Ansoft's Certificate of Incorporation, Bylaws and Delaware Law may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management, including transactions in which the stockholders of Ansoft might otherwise receive a premium for their shares over then current market prices.

                              SELLING STOCKHOLDERS

         On April 28, 1999, we entered into a stock purchase agreement with certain stockholders of Pacific Numerix Corporation ("PNC") pursuant to which we purchased approximately 75% of the issued and outstanding capital stock of PNC. Pursuant to the terms of the stock purchase agreement, the stockholders of PNC selling their equity interest in Pacific Numerix pursuant to the stock purchase agreement received Ansoft common stock in consideration for their shares of PNC capital stock.

         Pursuant to the terms of a registration rights agreements entered into with the PNC stockholders selling their shares to Ansoft at the time of the acquisition, Ansoft agreed to register the shares of Ansoft common stock issued to those former PNC stockholders upon their demand, in order to facilitate the sale or distribution of such shares. Registration of these shares does not necessarily mean that the selling stockholders will sell all or any of the shares. None of the selling stockholders listed below have held any positions or office or had any material relationship with us or our predecessors or affiliates during the past three years. As of the date of this prospectus, the number of shares of Ansoft common stock held by each of the stockholders is as listed below:


                                                        SHARES
                                                     OWNED PRIOR        SHARES
                    SELLING STOCKHOLDER              TO OFFERING*       OFFERED
                    -------------------              ------------       -------
                    ABARTA, INC.                       11,544            11,544

                    Abarta, Inc., Master Trust         42,715            42,715

                    Adams Foundation, Inc.              5,541             5,541

                    Bitzer, John, Jr.,                  8,312             8,312
                    Revocable Trust

                    Bitzer, Mary,                       9,235             9,235
                    Revocable Trust

                    Bitzer Family Trust                 6,926             6,926

                    Bolton, L.R.                        1,154             1,154

                    Brown, Donald and Sharon            1,847             1,847

                    Burke Family Revocable              1,577             1,577
                    (A. Davis)

                    Calhoun, Phillip                   19,586            19,586

                    Collins, John                       3,404             3,404

                                                       SHARES
                                                     OWNED PRIOR        SHARES
                    SELLING STOCKHOLDER              TO OFFERING        OFFERED
                    -------------------              -----------        -------
                    Collins, Patrick F.                19,011            19,011

                    Crabtree 1988                       8,243             8,243
                    Irrevocable Trust

                    Cracchiolo, Daniel                  1,385             1,385

                    Dastyck Family                      3,940             3,940
                    Trust

                    Deeming, William                    3,001             3,001
                    Trust

                    Eigen, Eleanor and Mickey           1,404             1,404

                    Fonteyne, Lorne                     6,457             6,457

                    Fountainhead Foundation             5,541             5,541

                    Fountainhead Partnership           13,622            13,622

                    Grant, Pamela                       1,385             1,385

                    Griffin, Daniel                     3,000             3,000

                    Hartwright, Leif                    1,729             1,729

                    Hayden Living Trust                13,853            13,853

                    Hayden, Stanley                     6,926             6,926

                    Hodkins, William B.                 3,547             3,547

                    M. William and Susan                1,154             1,154
                    Isbell Trust

                    Jacaranda Partners                 28,672            28,672

                    Kim, Sungmin                        2,222             2,222

                    May, John and Janet M.              1,523             1,523

                                                       SHARES
                                                     OWNED PRIOR        SHARES
                    SELLING STOCKHOLDER              TO OFFERING        OFFERED
                    -------------------              -----------        -------
                    McMillen, June and David           14,148            14,148

                    Ray, James                         11,544            11,544

                    Rimsky, Joseph                      1,939             1,939

                    RNB Corporation                     2,308             2,308

                    Rothrock, Robert                    2,565             2,565

                    Taylor, Nancy                       5,078             5,078

                    Tofel, Richard and Shirley          2,770             2,770

                    Ulrich, Donald, Jr.                 6,936             6,936

                    Vernon, Franklin and June           3,232             3,232
                    Family Trust

                    Wang, Paul                          4,617             4,617

                    All other stockholders             97,131            97,131

* Each is less than 1% of issued and outstanding common stock of Ansoft

Following the sale of the shares of Ansoft common stock by the selling stockholders and assuming that all of the shares listed above are sold pursuant to the offering and no additional shares are purchased by the selling stockholders prior to the completion of the offering, none of the selling stockholders will own any shares of Ansoft common stock.


                              PLAN OF DISTRIBUTION

         The shares of common stock being offered by the selling stockholders or anyone to whom they legally transfer such stock may be sold from time to time in one or more transactions. Alternatively, the selling stockholders may from time to time offer the shares through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom they may act as agents.

         The shares being offered by the selling stockholder(s) may be sold on the Nasdaq National Market or the over-the-counter market or otherwise at prices and on terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. Such prices will be determined by the selling stockholder or by agreement between the selling stockholder and underwriters or dealers.

         The shares sold pursuant to this prospectus may be sold in or by:

- a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction,

- purchases by a broker or dealer as principal and subsequent resale by such broker or dealer for its account pursuant to this prospectus,

-        an exchange distribution in accordance with the rules of such exchange,

- ordinary brokerage transactions and transactions in which the broker solicits purchases, and

-        privately negotiated transactions.

         In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. A selling stockholder also may, from time to time with our consent, authorize underwriters acting as his agent to offer and sell his shares upon such terms and conditions as shall be set forth in any prospectus supplement. Underwriters, brokers or dealers will receive commissions or discounts from a selling stockholder in amounts to be negotiated. Such underwriters, brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales and any discounts and commissions received by them, and any profit realized by them on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

         In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares registered hereunder in the course of hedging the positions they assume with the selling stockholders. The selling stockholder may also sell shares short and deliver the shares to close out such short positions. The selling stockholder may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares registered hereunder, which the broker-dealer may resell pursuant to this prospectus.

         The selling stockholder may also pledge the shares registered hereunder to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this prospectus.

         Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including the prospectus supplement, if any, to any person who purchases any of the shares from or through such dealer or broker.

         In order to comply with certain state securities laws, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         Under applicable rules and regulations under the Exchange Act of 1934, any person engaged in a distribution of the shares may not simultaneously engage in market-making activities with respect to such shares, except in accordance with applicable laws. The selling stockholders and any other persons participating in the sale or distribution of the shares of common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder which may limit the timing of purchases and sales of those persons. The foregoing may affect the marketability of the shares.

         Pursuant to a registration rights agreement between Ansoft and the selling stockholders, we have agreed to pay all the fees and expenses incident to the registration of the shares and the reasonable fees and expenses, not to exceed $15,000, of counsel representing the selling stockholders. In addition, we have agreed to maintain the effectiveness of the registration statement until the earlier of (i) such time as all of the shares registered hereunder have been sold pursuant to this prospectus or to any prospectus supplement or (ii) the first anniversary of the effectiveness of this registration statement. We have also agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act. In addition, the selling stockholders have agreed to indemnify us against certain liabilities, including liabilities under the Securities Act.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information filed by us at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549, or at any of the Commission's other public reference rooms in New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Commission at http://www.sec.gov.

         The Commission allows us to "incorporate by reference" information into this registration statement, which means important information may be disclosed to you by referring you to another document filed separately with the Commission. The information of Ansoft incorporated by reference is deemed to be part of this prospectus, except for information superseded by information in (or incorporated by reference in) this registration statement. This registration statement incorporates by reference the documents set forth below that have been previously filed with the Commission. The following documents contain important information about Ansoft and its finances and are hereby incorporated by reference:

         1. Ansoft's Annual Report on Form 10-K for the year ended
April 30, 1999;

         2. Ansoft's Quarterly Reports on Form 10-Q for the quarters ended July 31, 1999, October 31, 1999 and January 31, 2000.

         3. The description of Ansoft's common stock set forth in its Registration Statement on Form 8-A, filed with the Commission pursuant to
Section 12(g) of the Exchange Act.

         4. All other reports and other documents filed by us since December 31, 1999 pursuant to Section 13(a), (c), 14 or 15(d) of the Exchange Act.

         Ansoft is also incorporating by reference additional documents that it files with the Commission pursuant to be Exchange Act between the date of this registration statement and the date of the effectiveness of this registration statement.

         If you are a stockholder of Ansoft you may have been sent some of the documents incorporated by reference, but you can obtain any of them through Ansoft or the Commission. Documents incorporated by reference are available from Ansoft without charge excluding any exhibits which are not specifically incorporated by reference as exhibits in this registration statement. You may obtain documents incorporated by reference in this registration statement by requesting them in writing or by telephone from the appropriate party at the following address:

                        Ansoft Corporation
                        Four Station Square, Suite 200
                        Pittsburgh, Pennsylvania  15219
                        Attention:  Anthony Ryan
                        (412) 261-3200

         You should only rely on the information contained or incorporated by reference in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of common stock by the selling stockholders.

                                  LEGAL MATTERS

         The validity of the Shares will be passed upon for us by Buchanan Ingersoll Professional Corporation, Pittsburgh, Pennsylvania.

                                     EXPERTS

         The consolidated financial statements and schedule of Ansoft Corporation as of April 30, 1999 and 1998 and for each of the three years in the three-year period ended April 30, 1999, have been incorporated by reference herein and in this registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

          =============================================================


                                 388,995 SHARES



                                     ANSOFT
                                   CORPORATION


                                  COMMON STOCK




                                 ---------------
                                   PROSPECTUS
                                 ---------------



                                 June 14, 2000



          =============================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The estimated expenses of this offering in connection with the distribution of the Common Stock being registered hereby, all of which are to be borne by the Registrant, are as follows:

     SEC registration fee..................................         $886
     Legal and Accounting fees and expenses................       $9,500
     Printing..............................................         $750
     Miscellaneous.........................................       $1,000

     Total.................................................      $12,136

ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's Certificate of Incorporation provides, in part, that the Company shall indemnify its directors, officers, employees and agents to the fullest extent permitted by law.

         The Delaware General Corporation Law ("DGCL"), the law of the Company's incorporation, permits Delaware corporations to indemnify their directors and officers against all reasonable expenses incurred in the defense of any lawsuit to which they are made parties by reason of being directors or officers, in cases of successful defense, and against expenses in other cases, subject to specified conditions and exclusions. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders, or otherwise.

         Pursuant to the DGCL, the Company's Certificate of Incorporation contains a provision eliminating the personal liability of a director to a corporation or its stockholders for monetary damages for breach of, or failure to perform, any duty resulting solely from his status as a director, except with respect to (i) any breach of the director's duty of loyalty to the Corporation,
(ii) for acts or omissions not in good faith which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

         The Company maintains directors' and officers' and corporate liability insurance for each of the Company's directors and officers with an aggregate coverage of up to $3.0 million for losses, including costs of defense, arising from securities claims and certain other claims.

\
ITEM 16.  EXHIBITS

         The following is a complete list of Exhibits filed as part of this Registration Statement.

EXHIBIT NO.                                                                            REFERENCE       PAGE
-----------                                                                            ---------       ----
     5.01        Opinion of Buchanan Ingersoll Professional Corporation.            Filed herewith     E-1
    23.01        Consent of KPMG LLP                                                Filed herewith     E-2
    23.02        Consent of Buchanan Ingersoll Professional Corporation
                 (included in its opinion).
    24.01        Power of Attorney (included on signature page).                    Filed herewith

ITEM 17.  UNDERTAKINGS

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:


                          (i)       To include any prospectus required by
                                    Section 10(a)(3) of the Securities Act of
                                    1933;

                          (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement (or the most recent post-effective amendment thereof); and

                          (iii) To include in such prospectus any additional or changed material information on the plan of distribution contained in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To file a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the success defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to he requirements of the Securities Act of 1933, the registrant has duly caused this registration statement be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh on June 14, 2000.

                                                 ANSOFT CORPORATION


                                                 By: /s/ NICHOLAS CSENDES
                                                    -----------------------
                                                     Nicholas Csendes
                                                     CHIEF EXECUTIVE OFFICER



         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes, and appoints Nicholas Csendes and Anthony L. Ryan - each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendment) to this registration statement and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON JUNE 14, 2000:

------------------------------------------------------------ ---------------------------------------------------------
                                                             Director and President and Chief Executive Officer
                                                             (Principal Executive Officer)
/s/ NICHOLAS CSENDES
------------------------------------------
Nicholas Csendes
------------------------------------------------------------ ---------------------------------------------------------
                                                             Director and Chief Technology Officer and Chairman of
                                                             the Board of Directors
/s/ ZOLTAN J. CENDES
------------------------------------------
Zoltan J. Cendes
------------------------------------------------------------ ---------------------------------------------------------
                                                                        Director
/s/ THOMAS A.N. MILLER
------------------------------------------
Thomas A.N. Miller
------------------------------------------------------------ ---------------------------------------------------------

------------------------------------------------------------ ---------------------------------------------------------
                                                                        Director
/s/ ULRICH L. ROHDE
------------------------------------------
Ulrich L. Rohde
------------------------------------------------------------ ---------------------------------------------------------
                                                                        Director
/s/ JOHN N. WELIHAN
------------------------------------------
John N. Welihan
------------------------------------------------------------ ---------------------------------------------------------
                                                                        Director
/s/ JACOB WHITE
------------------------------------------
Jacob White
------------------------------------------------------------ ---------------------------------------------------------
                                                             Chief Financial Officer (Principal Financial and
                                                             Accounting Officer)
/s/ ANTHONY L. RYAN
------------------------------------------
Anthony L. Ryan
------------------------------------------------------------ ---------------------------------------------------------

                                  EXHIBIT INDEX

EXHIBIT NO.                                                                             REFERENCE            PAGE
-----------                                                                             ---------            ----
     5.01          Opinion of Buchanan Ingersoll Professional Corporation             Filed herewith          E-1
    23.01          Consent of KPMG LLP                                                Filed herewith          E-2
    23.02          Consent of Buchanan Ingersoll Professional Corporation
                   (included in its opinion in Exhibit 5.01)
    24.01          Power of Attorney (included on signature page)                     Filed herewith